Exhibit (a)(1)(v)

Offer to Purchase for Cash All Outstanding Shares of Common Stock

of

MAPINFO CORPORATION

at $20.25 Net Per Share

by

MAGELLAN ACQUISITION CORP.

a wholly-owned subsidiary of

PITNEY BOWES INC.

March 22, 2007

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated March 22, 2007 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Magellan Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Pitney Bowes Inc., a Delaware corporation (“Pitney Bowes”), to purchase for cash all outstanding shares of common stock, par value $0.002 per share (the “Shares”), of MapInfo Corporation, a Delaware corporation (the “Company”). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $20.25 per Share in cash, without interest, less any required withholding and transfer taxes.

2. The Offer and withdrawal rights expire at 12:00 midnight, New York time, on Wednesday, April 18, 2007, unless extended (as extended, the “Expiration Date”).

3. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn before the expiration of the Offer the number of Shares which, together with the Shares then owned by Pitney Bowes and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares then outstanding on a fully diluted basis, and (ii) any waiting periods, approvals or clearances under applicable antitrust laws having expired, been terminated or been obtained. The Offer is not conditioned upon Pitney Bowes or the Purchaser obtaining financing.

4. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Mellon Investor Services LLC (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to Offer to Purchase for Cash All Outstanding Shares of Common Stock

of

MapInfo Corporation

by

Magellan Acquisition Corp.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated March 22, 2007, and the related Letter of Transmittal, in connection with the offer by Magellan Acquisition Corp. to purchase all outstanding shares of common stock, par value $0.002 per share (the “Shares”), of MapInfo Corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered	SIGN HERE

Shares*	Signature(s)

Dated , 2007
Name(s)

Address(es)

(Zip Code)

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.